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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 15)

iManage, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

45245y105
						(CUSIP Number)
April 23, 2003
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-1(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 10

CUSIP No. 45245Y105				13D				Page 2 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			OO
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 5,703,800 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 5,703,800 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 5,703,800 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	23.5%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 3 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		OO

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 5,703,800 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 5,703,800 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 5,703,800 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	23.5%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 4 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 3,931,900 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 3,931,900 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 3,931,900 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	16.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 5 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	G. Randall Hecht
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			OO
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 5,703,800 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 5,703,800 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 5,703,800 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	23.5%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IN, HC
----------------------------------------------------------------

CUSIP No. 45245Y105				13D			Page 6 of 10

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of iManage, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II. (a)RS Investment Management, L.P. is a California Limited Partnership.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III. (a)RS Diversified Growth Fund is a series of a Massachusetts
Business Trust.
(b) 388 Market Street, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV. (a)G. Randall Hecht is a control person of RS Investment
Management Co. LLC, RS Investment Management, L.P., and
RS Growth Group LLC.
(b) 388 Market Street, San Francisco, CA  94111
(c) individual
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings
(f) U.S. citizen

CUSIP No. 45245Y105				13D			Page 7 of 10

ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using funds contributed by the Funds' respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to purchases and sales. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

RS Investment Management, L.P. and RS Growth Group LLC are registered investment advisers. RS Investment Management, L.P. is the investment adviser to RS Diversified Growth Fund, a registered investment company. RS Investment Management Co. LLC is the General Partner of RS Investment Management, L.P. RS Investment
Management, L.P. is the Managing Member of RS Growth Group LLC.
G. Randall Hecht is a control person of RS Investment
Management Co. LLC, RS Investment Management, L.P., and
RS Growth Group LLC.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		5,703,800	23.5%
RS Investment Mgmt, L.P.		5,703,800	23.5%
RS Diversified Growth Fund		3,931,900	16.2%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 24,246,000 shares of Common Stock of the Issuer outstanding as of March 26, 2003.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 5,703,800 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 5,703,800 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is part of a Massachusetts Business Trust with shared dispositive power over 3,931,900 shares of the Issuer.

G. Randall Hecht is a control person of RS Investment Mangement
Co. LLC, RS Investment Management, L.P., and RS Growth Group LLC who is deemed to have shared dispositive power over 5,703,800 shares of the Issuer.

CUSIP No. 45245Y105				13D			Page 8 of 10

The following is a list of transactions by the filing parties in the last 60 days:

DATE          SHARES     PRICE/SH    TYPE
03/25/2003       500       2.93      open mkt sale
03/25/2003       500       2.93      open mkt sale
03/25/2003      1000       2.93      open mkt sale
03/25/2003       500       2.93      open mkt sale
03/25/2003       400       2.93      open mkt sale
03/26/2003       100       2.98      open mkt sale
03/26/2003       100       2.98      open mkt sale
03/26/2003       100       2.98      open mkt sale
03/26/2003       100       2.98      open mkt sale
03/26/2003       100       2.98      open mkt sale
04/04/2003      4000       2.73      open mkt sale
04/04/2003      4000       2.73      open mkt sale
04/04/2003       400       2.73      open mkt sale
04/04/2003       200       2.73      open mkt sale
04/04/2003      1400       2.73      open mkt sale
04/07/2003       400       2.77      open mkt sale
04/07/2003       400       2.77      open mkt sale
04/07/2003       200       2.77      open mkt sale
04/09/2003      2900       2.63      open mkt sale
04/09/2003       900       2.63      open mkt sale
04/09/2003      3200       2.63      open mkt sale
04/09/2003       900       2.63      open mkt sale
04/09/2003      4800       2.63      open mkt sale
04/09/2003       100       2.63      open mkt sale
04/09/2003      4200       2.63      open mkt sale
04/09/2003     10175       2.63      open mkt sale
04/09/2003       300       2.63      open mkt sale
04/09/2003       100       2.63      open mkt sale
04/09/2003        25       2.64      open mkt sale
04/09/2003      1350       2.63      open mkt sale
04/09/2003      9700       2.63      open mkt sale
04/09/2003      3200       2.63      open mkt sale
04/09/2003      3300       2.63      open mkt sale
04/09/2003       900       2.63      open mkt sale
04/09/2003       200       2.63      open mkt sale
04/09/2003      4000       2.63      open mkt sale
04/09/2003       600       2.63      open mkt sale
04/09/2003      3400       2.63      open mkt sale
04/09/2003       400       2.63      open mkt sale
04/09/2003      1000       2.63      open mkt sale
04/09/2003      7800       2.63      open mkt sale
04/09/2003      5200       2.63      open mkt sale
04/09/2003      1400       2.63      open mkt sale
04/09/2003       150       2.63      open mkt sale
04/09/2003      1700       2.63      open mkt sale
04/09/2003      3300       2.63      open mkt sale
04/09/2003      2300       2.63      open mkt sale
04/09/2003       500       2.63      open mkt sale
04/09/2003      1600       2.63      open mkt sale
04/09/2003      1000       2.63      open mkt sale
04/09/2003       900       2.63      open mkt sale
04/09/2003      2000       2.63      open mkt sale
04/09/2003       700       2.63      open mkt sale
04/09/2003       900       2.63      open mkt sale
04/09/2003       300       2.63      open mkt sale
04/09/2003       100       2.63      open mkt sale
04/09/2003      1000       2.63      open mkt sale
04/09/2003      1400       2.63      open mkt sale
04/09/2003       600       2.63      open mkt sale
04/09/2003      7600       2.63      open mkt sale
04/09/2003      2200       2.63      open mkt sale
04/09/2003      9700       2.63      open mkt sale
04/09/2003      1400       2.63      open mkt sale
04/09/2003      3600       2.63      open mkt sale
04/09/2003       150       2.63      open mkt sale
04/09/2003       700       2.63      open mkt sale
04/09/2003       150       2.63      open mkt sale
04/10/2003      4000       2.67      open mkt sale
04/10/2003      1050       2.67      open mkt sale
04/10/2003      5200       2.67      open mkt sale
04/10/2003      5750       2.67      open mkt sale
04/10/2003       700       2.67      open mkt sale
04/10/2003       200       2.67      open mkt sale
04/10/2003      1600       2.67      open mkt sale
04/10/2003       200       2.67      open mkt sale
04/10/2003      1300       2.67      open mkt sale
04/11/2003      1000       2.63      open mkt sale
04/11/2003     18000       2.63      open mkt sale
04/11/2003      3700       2.63      open mkt sale
04/11/2003      3000       2.63      open mkt sale
04/11/2003       100       2.63      open mkt sale
04/11/2003      4200       2.63      open mkt sale
04/15/2003      5000       2.64      open mkt sale
04/15/2003        50       2.64      open mkt sale
04/15/2003       100       2.64      open mkt sale
04/15/2003      1200       2.64      open mkt sale
04/15/2003       100       2.64      open mkt sale
04/15/2003       200       2.65      open mkt sale
04/15/2003      1900       2.64      open mkt sale
04/15/2003      1450       2.64      open mkt sale
04/15/2003        75       2.64      open mkt sale
04/15/2003       500       2.64      open mkt sale
04/15/2003       200       2.65      open mkt sale
04/15/2003      1300       2.64      open mkt sale
04/15/2003      2800       2.64      open mkt sale
04/15/2003      1200       2.64      open mkt sale
04/15/2003      1700       2.64      open mkt sale
04/15/2003       600       2.64      open mkt sale
04/15/2003       200       2.65      open mkt sale
04/15/2003       200       2.65      open mkt sale
04/15/2003      1225       2.64      open mkt sale
04/15/2003     30000       2.64      open mkt sale
04/15/2003      1100       2.64      open mkt sale
04/15/2003      1300       2.64      open mkt sale
04/15/2003       800       2.64      open mkt sale
04/15/2003      1800       2.64      open mkt sale
04/15/2003      3800       2.64      open mkt sale
04/15/2003      1900       2.64      open mkt sale
04/15/2003       800       2.64      open mkt sale
04/15/2003       600       2.64      open mkt sale
04/15/2003       700       2.64      open mkt sale
04/15/2003       100       2.64      open mkt sale
04/15/2003       300       2.64      open mkt sale
04/15/2003      1400       2.64      open mkt sale
04/15/2003       100       2.64      open mkt sale
04/15/2003      2800       2.64      open mkt sale
04/15/2003       100       2.64      open mkt sale
04/15/2003       200       2.65      open mkt sale
04/15/2003      3900       2.64      open mkt sale
04/15/2003       400       2.64      open mkt sale
04/15/2003      1100       2.64      open mkt sale
04/15/2003      4800       2.64      open mkt sale
04/15/2003      2000       2.64      open mkt sale
04/15/2003      1300       2.64      open mkt sale
04/15/2003       100       2.64      open mkt sale
04/15/2003      5600       2.64      open mkt sale
04/15/2003      2100       2.64      open mkt sale
04/15/2003       900       2.64      open mkt sale
04/15/2003      5500       2.64      open mkt sale
04/15/2003      1700       2.64      open mkt sale
04/15/2003      2500       2.64      open mkt sale
04/15/2003       300       2.64      open mkt sale
04/16/2003      1100       2.85      open mkt sale
04/16/2003       600       2.85      open mkt sale
04/16/2003       375       2.85      open mkt sale
04/16/2003       400       2.85      open mkt sale
04/16/2003       325       2.85      open mkt sale
04/16/2003      3300       2.85      open mkt sale
04/16/2003       700       2.85      open mkt sale
04/16/2003       400       2.85      open mkt sale
04/16/2003      1000       2.85      open mkt sale
04/16/2003       100       2.85      open mkt sale
04/16/2003       600       2.85      open mkt sale
04/16/2003       200       2.85      open mkt sale
04/16/2003       900       2.85      open mkt sale
04/17/2003      2200       2.78      open mkt sale
04/17/2003      2900       2.77      open mkt sale
04/17/2003      2500       2.77      open mkt sale
04/17/2003      2800       2.77      open mkt sale
04/17/2003      3800       2.77      open mkt sale
04/17/2003      1400       2.77      open mkt sale
04/17/2003       975       2.77      open mkt sale
04/17/2003      1100       2.77      open mkt sale
04/17/2003        25       2.76      open mkt sale
04/17/2003        75       2.77      open mkt sale
04/17/2003       600       2.77      open mkt sale
04/17/2003        25       2.76      open mkt sale
04/17/2003       100       2.77      open mkt sale
04/17/2003      1950       2.77      open mkt sale
04/17/2003       200       2.78      open mkt sale
04/17/2003      9300       2.77      open mkt sale
04/17/2003      6150       2.77      open mkt sale
04/17/2003      1150       2.77      open mkt sale
04/17/2003      5050       2.77      open mkt sale
04/17/2003       200       2.77      open mkt sale
04/17/2003       100       2.77      open mkt sale
04/17/2003       200       2.77      open mkt sale
04/17/2003      2300       2.77      open mkt sale
04/17/2003      1200       2.78      open mkt sale
04/17/2003       100       2.77      open mkt sale
04/17/2003       700       2.77      open mkt sale
04/17/2003      5600       2.77      open mkt sale
04/17/2003     10400       2.77      open mkt sale
04/17/2003      3800       2.77      open mkt sale
04/17/2003      1400       2.77      open mkt sale
04/17/2003      3800       2.77      open mkt sale
04/17/2003       200       2.77      open mkt sale
04/17/2003       600       2.77      open mkt sale
04/17/2003      2100       2.77      open mkt sale
04/21/2003      5700       2.66      open mkt sale
04/21/2003      3900       2.66      open mkt sale
04/21/2003      5900       2.66      open mkt sale
04/21/2003      2600       2.66      open mkt sale
04/21/2003       900       2.66      open mkt sale
04/21/2003       300       2.66      open mkt sale
04/21/2003      1200       2.66      open mkt sale
04/21/2003      1100       2.66      open mkt sale
04/21/2003      1900       2.66      open mkt sale
04/21/2003      3200       2.66      open mkt sale
04/21/2003      2400       2.66      open mkt sale
04/21/2003       900       2.66      open mkt sale
04/21/2003      1800       2.66      open mkt sale
04/21/2003      3300       2.66      open mkt sale
04/21/2003      4700       2.66      open mkt sale
04/21/2003       500       2.66      open mkt sale
04/21/2003      1300       2.66      open mkt sale
04/21/2003       200       2.66      open mkt sale
04/21/2003       200       2.66      open mkt sale
04/21/2003       600       2.66      open mkt sale
04/21/2003       900       2.66      open mkt sale
04/21/2003      1400       2.66      open mkt sale
04/21/2003       300       2.66      open mkt sale
04/21/2003      4200       2.66      open mkt sale
04/21/2003       900       2.66      open mkt sale
04/21/2003       500       2.66      open mkt sale
04/21/2003       200       2.66      open mkt sale
04/21/2003       100       2.66      open mkt sale
04/21/2003      5000       2.66      open mkt sale
04/21/2003       100       2.66      open mkt sale
04/21/2003        50       2.66      open mkt sale
04/21/2003       500       2.66      open mkt sale
04/21/2003      1200       2.66      open mkt sale
04/21/2003       700       2.66      open mkt sale
04/21/2003      2550       2.66      open mkt sale
04/21/2003     17350       2.66      open mkt sale
04/21/2003      9300       2.66      open mkt sale
04/21/2003     19800       2.66      open mkt sale
04/21/2003      5450       2.66      open mkt sale
04/21/2003      2700       2.66      open mkt sale
04/21/2003      2800       2.66      open mkt sale
04/21/2003       700       2.66      open mkt sale
04/21/2003       200       2.66      open mkt sale
04/21/2003      3600       2.66      open mkt sale
04/21/2003      3500       2.66      open mkt sale
04/21/2003     22200       2.66      open mkt sale
04/21/2003      2200       2.66      open mkt sale
04/21/2003       300       2.66      open mkt sale
04/21/2003      8400       2.66      open mkt sale
04/21/2003      1000       2.66      open mkt sale
04/21/2003      1800       2.66      open mkt sale
04/21/2003      2200       2.66      open mkt sale
04/21/2003       800       2.66      open mkt sale
04/21/2003       100       2.66      open mkt sale
04/21/2003       300       2.66      open mkt sale
04/21/2003      2100       2.66      open mkt sale
04/21/2003     11000       2.66      open mkt sale
04/21/2003       850       2.66      open mkt sale
04/21/2003       100       2.66      open mkt sale
04/21/2003        50       2.66      open mkt sale
04/23/2003      1900       2.90      open mkt sale
04/23/2003       900       2.90      open mkt sale
04/23/2003       100       2.90      open mkt sale
04/23/2003       600       2.90      open mkt sale
04/23/2003       600       3.12      open mkt sale
04/23/2003      3100       2.90      open mkt sale
04/23/2003       400       2.91      open mkt sale
04/23/2003       600       3.12      open mkt sale
04/23/2003      7000       2.90      open mkt sale
04/23/2003       100       2.90      open mkt sale
04/23/2003      1200       3.12      open mkt sale
04/23/2003     21300       2.90      open mkt sale
04/23/2003      2650       3.12      open mkt sale
04/23/2003       650       3.12      open mkt sale
04/23/2003      1200       3.12      open mkt sale
04/23/2003      3200       2.90      open mkt sale
04/23/2003      3900       2.90      open mkt sale
04/23/2003      1100       3.12      open mkt sale
04/23/2003       500       3.12      open mkt sale
04/23/2003       200       3.12      open mkt sale
04/23/2003       800       2.90      open mkt sale
04/23/2003      1500       2.90      open mkt sale
04/23/2003       400       2.91      open mkt sale
04/23/2003      4700       2.90      open mkt sale
04/23/2003      2500       2.90      open mkt sale
04/23/2003       700       2.90      open mkt sale
04/23/2003      2700       2.90      open mkt sale
04/23/2003       200       2.91      open mkt sale
04/23/2003       600       2.90      open mkt sale
04/23/2003       600       3.12      open mkt sale
04/23/2003       600       3.12      open mkt sale
04/23/2003      3500       2.90      open mkt sale
04/23/2003        50       3.12      open mkt sale
04/23/2003        50       3.12      open mkt sale
04/23/2003       150       2.91      open mkt sale
04/23/2003       200       2.91      open mkt sale
04/23/2003        50       2.90      open mkt sale

CUSIP No. 45245Y105				13D			Page 9 of 10

ITEM 6
Not applicable.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	April 24, 2003

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

/s/	G. Randall Hecht
	G. Randall Hecht

CUSIP No. 45245Y105				13D			Page 10 of 10

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	April 24, 2003

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

/s/	G. Randall Hecht
	G. Randall Hecht